Exhibit 99.1
OncoGenex Adds Biopharmaceutical Industry Veterans
to the Board of Directors
BOTHELL, WA and VANCOUVER, BC — March 24, 2010 — OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI), announced today that the Company has appointed Dr. Jack Goldstein and Ms. H. Stewart Parker to its board of directors. In addition, Dr. Martin Mattingly has agreed to stand for election at the Company’s upcoming Annual General Meeting. Dr. Goldstein joins the board as chairman. The new board members add substantial pharmaceutical industry experience having held or currently holding positions as chief executive officer, president and/or director for several pharmaceutical companies. Collectively, they bring to the OncoGenex board immense executive leadership experience in late stage clinical development, commercialization and business development for pharmaceuticals and biologics. With these new appointments, current board members Dwight Winstead and Michael Martino will serve on the board until the Annual General Meeting on June 8 and are not seeking re-election.
“We are assembling the essential components to build value from our pipeline programs, first by having generated exceptional Phase 2 data from our OGX-011 program and developing a clear regulatory path, followed by securing a strong global partner to advance OGX-011 into the final stage of clinical development and commercialization, and now by adding the pharmaceutical expertise and leadership of Jack, Stewart and Martin to the board of directors,” said Scott Cormack, president and chief executive officer of OncoGenex. “I’d like to thank Dwight Winstead and Michael Martino for their long and invaluable service as directors and in particular their leadership during the transition following the reverse takeover of Sonus Pharmaceuticals. I wish them both well in their next endeavors.”
“OncoGenex has developed a tremendous product pipeline, featuring the OGX-011 program entering Phase 3 trials this year,” said Dr. Jack Goldstein, the new chairman of OncoGenex and former president and chief operating officer of Chiron. “OncoGenex has advanced OGX-011 with speed, efficiency and an intelligent development plan. As we head into a critical stage of corporate growth we expect to continue the precision and efficiency, and to exercise clinical development acumen to advance OGX-011, OGX-427 and leverage our product pipeline.”
Jack Goldstein, Ph.D., served as president and chief operating officer of Chiron Corporation until its acquisition by Novartis in April 2006. Before Chiron, he spent two years as a general partner at Windamere Venture Partners preceded by four years at Applied Imaging Corporation, first as president and chief executive officer and later as chairman. Jack spent over a decade at Ortho Diagnostic Systems, a Johnson & Johnson company, in various executive positions including four years as president. Earlier, he was vice president of research and development at a division of Baxter Healthcare Corporation. Jack earned a bachelor of art degree in biology from Rider University, a Master of Science degree in immunology, and doctorate in microbiology from St. John’s University. He sits on the board of directors of Illumina, Inc. and Orasure Technologies Inc.

H. Stewart Parker served as president, chief executive officer and director of Targeted Genetics Corporation, a position she held since managing its formation and spinout from Immunex Corporation in 1992 (Immunex was subsequently acquired by Amgen). Prior to Targeted Genetics, she served in various capacities at Immunex for ten years, most recently as vice president, corporate development. Stewart also served as president and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products. She has served on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry, and as a director of privately held and publicly held companies. Stewart received her B.A. and M.B.A. from the University of Washington.
Martin A. Mattingly, Pharm.D., is the chief executive officer and member of the board of directors of Trimeris, Inc. Martin most recently served as president and chief executive officer at Ambrx, Inc. Prior to that, Martin served as executive vice president and chief operating officer at CancerVax. He also previously provided senior leadership in various management positions at Agouron Pharmaceuticals, Inc. and Pfizer, Inc. These assignments included general manager of the Agouron HIV division; vice president, product development group at Pfizer; and vice president, global marketing planning at Pfizer. Martin has also held various positions in oncology marketing and sales management at Eli Lilly and Company including primary responsibility for the planning and launch of Gemzar for the US market. Martin holds a Pharm.D. from the University of Kentucky.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical have entered a global collaboration and license agreement to develop and commercialize OncoGenex’s lead drug candidate, OGX-011. The companies project the initiation of two Phase 3 trials in castrate resistant prostate cancer in Q2 and Q3 2010, and a third Phase 3 trial in non-small cell lung cancer in early 2011; OGX-427 is in Phase 1 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information about OncoGenex is available at www.oncogenex.com.

OncoGenex’ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning value creation, anticipated clinical and other product development activities and timing of these activities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements , including, among others, the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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OncoGenex Contact:	Media and Investor Contact:
Scott Cormack	Jason Spark
President & CEO	Porter Novelli Life Sciences
(604) 630-5400	(619) 849-6005
scormack@oncogenex.com	jspark@pnlifesciences.com